EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For additional information contact:

Teresa M. Gyulafia
Director of Marketing Communications
+ 1-561-981-2119
tgyulafia@daleen.com

Daleen Announces Completion of Merger

     BOCA RATON, Fla. – October 15, 2004 – Daleen Technologies, Inc. (OTCBB: DALN.OB) (“Daleen”), a global provider of licensed and outsourced billing and customer management, operational support systems (OSS) and revenue assurance solutions for traditional and next generation service providers, today announced that it completed its previously announced merger with a wholly owned subsidiary of Viziqor Holdings, Inc. (formerly known as Daleen Holdings, Inc.) (“Viziqor”). The merger was approved by the stockholders of Daleen at a special meeting that was previously opened and adjourned and then reconvened earlier today.

     As a result of the completion of the merger, Daleen became a privately held corporation wholly owned by Viziqor. Shares of Daleen’s Common Stock, par value $0.01 per share (“Common Stock”), are no longer quoted on the OTC Bulletin Board, and the registration of Daleen’s Common Stock, Daleen’s only class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), was terminated. As a result, Daleen will cease to file periodic reports with the Securities and Exchange Commission under the Exchange Act.

About Daleen

Daleen Technologies, Inc. is a global provider of high performance billing and customer care, OSS revenue assurance software, with a comprehensive outsourcing solution for traditional and next generation service providers. Daleen’s solutions utilize advanced technologies to enable providers to reach peak operational efficiency while driving maximum revenue from products and services. Core products include its RevChain® billing and customer management software, Asuriti™ event management and revenue assurance software, and BillingCentral® ASP outsourcing services. More information is available at www.daleen.com.

Information with Respect to Forward-Looking Statements. Statements in this release may be considered “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. These include statements regarding the intent, belief or current expectations of Daleen and the assumptions on which these statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include business concentration; Daleen’s ability to continue as a going concern; Daleen’s ability to successfully implement its aggregation strategy; Daleen’s inability to achieve profitability; customers’ and potential customers’ market position and lack of financial resources; the costs and success of Daleen’s international expansion; the ability of Daleen to develop and protect its intellectual property; Daleen’s relationship with third party software vendors and service providers; competition; Daleen’s ability to retain senior management and other key personnel;

and the on-going securities class action against Daleen. These factors and others are described in Daleen’s most recent SEC filings including its most recently filed Form 10-K. Daleen undertakes no obligation to update the forward-looking statements in this news release.

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©Daleen Technologies, Inc. All rights reserved. Daleen, the Daleen logo, RevChain, Asuriti, and BillingCentral are trademarks, or service marks, of Daleen Technologies, Inc. in the United States and other countries. All other trademarks and registered trademarks are property of their respective owners.